Exhibit 99.1

[Mellon]	[LOGO OF BEAR STEARNS]

                    News Release

Contacts:	The Dreyfus Corporation	Bear Stearns Asset Management Inc.
	Patrice M. Kozlowski (212) 922-6030 kozlowski.pm@dreyfus.com	Suzanne Lawrence (212) 272-2354 slawrence@bear.com

FOR IMMEDIATE RELEASE

BEAR STEARNS ASSET MANAGEMENT AND DREYFUS ENTER INTO

STRATEGIC ARRANGEMENT FOR MUTUAL FUNDS

NEW YORK, November 18, 2003—Bear Stearns Asset Management Inc. (BSAM) and The Dreyfus Corporation (Dreyfus) announced today that they have entered into a strategic arrangement with respect to certain Bear Stearns funds. Dreyfus, a mutual fund company of Mellon Financial Corporation, will serve as manager and Dreyfus Service Corporation will serve as distributor of the new or existing Dreyfus-managed funds involved in this strategic arrangement, while BSAM will sub-advise certain equity assets of the former Bear Stearns funds. The arrangement, subject to Bear Stearns mutual fund shareholder and other required approvals, is expected to close by the end of the second quarter of 2004.

“This relationship with Dreyfus allows us to work with one of the leaders in the mutual fund industry and leverage its superior distribution network. This will ensure that our mutual fund shareholders will continue to be well served with increased product offerings, enhanced services, as well as provide us with a platform that will enable BSAM to continue to grow assets more successfully while we focus on what we do best, manage money,” said Barry Sommers, BSAM senior managing director.

“This is an excellent opportunity to expand our product offering and asset base. Bear Stearns has created some very successful funds that we believe can grow, given our management and distribution capabilities,” said Charles Cardona, a Dreyfus vice chairman.

The agreement, reached after months of negotiation and due diligence, calls for the transfer of approximately $3 billion of money market assets and $1.7 billion of long-term assets to new or existing Dreyfus-managed funds. BSAM will serve as sub-adviser to the newly-formed Dreyfus funds that will correspond to the existing S&P STARS Portfolio, Alpha Growth Portfolio and Intrinsic Value Portfolio. Certain other Bear Stearns Funds will be reorganized into established funds within the Dreyfus Premier Family of Funds and managed by Dreyfus.

In addition, Bear Stearns’ S&P STARS Opportunities Portfolio and Prime Money Market Portfolio will become funds within the Dreyfus Family of Funds and will be managed by Dreyfus. The Bear Stearns U.S. Dollar Cash Reserves Fund, an offshore money market fund managed by BSAM, will become part of the Dreyfus-managed Universal Liquidity Plus Fund, an offshore money market fund.

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Bear Stearns, Dreyfus Enter Into Strategic Agreement

November 18, 2003

About Bear Stearns Asset Management Inc.

Bear Stearns Asset Management Inc. was founded in 1984 as a subsidiary of The Bear Stearns Companies Inc. Currently the firm manages more than $20 billion in assets with expertise spanning equity, fixed income and alternative investment strategies, while providing comprehensive asset management services to institutional and high net worth investors. Corporations, municipal governments, multi-employer plans, endowments, foundations and family groups rely on our disciplined investment processes, investment performance and superior client service.

About Bear Stearns & Co. Inc.

Founded in 1923, Bear Stearns & Co. Inc. is a leading worldwide investment banking and securities trading and brokerage firm, and the major subsidiary of The Bear Stearns Companies Inc. [NYSE: BSC]. With approximately $34.4 billion in total capital, Bear Stearns serves governments, corporations, institutions and individuals worldwide. The company’s business includes corporate finance and mergers and acquisitions, institutional equities and fixed income sales, trading and research, private client services, derivatives, foreign exchange and futures sales and trading, asset management and custody services. Through Bear Stearns Securities Corp., it offers financing, securities lending, clearing and technology solutions to hedge funds, broker-dealers and investment advisors. Headquartered in New York City, the company has approximately 10,500 employees worldwide. For additional information about Bear Stearns, please visit the firm’s Web site at www.bearstearns.com.

About The Dreyfus Corporation

The Dreyfus Corporation, established in 1951 and headquartered in New York City, is one of the nation’s leading asset management companies, currently managing approximately $170 billion in mutual funds, separately managed accounts and institutional portfolios. Dreyfus Service Corporation is a wholly-owned subsidiary of The Dreyfus Corporation.

The Dreyfus Corporation is a subsidiary of Mellon Financial Corporation, a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world’s leading providers of financial services for institutions, corporations and high net worth individuals, providing institutional asset management, mutual funds, private wealth management, asset servicing, human resources and investor solutions, and treasury services. Mellon has approximately $3.2 trillion in assets under management, administration or custody, including $625 billion under management. News and other information about Mellon is available at www.mellon.com.

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